INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form N-14 of American Century Capital Portfolios, Inc. on behalf of RREEF Real Estate Securities Fund (a series of RREEF Securities Fund, Inc.) of our report dated November 27, 1996 appearing in the Annual Report to shareholders of RREEF Securities Fund for the year ended October 31, 1996. We also consent to the reference to us under the heading "Financial Statements" appearing in the Prospectus/Proxy Statement which is included as part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP


Boston, Massachusetts
April 18, 1997